Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:         Today, May 1, 2003 at 10:00 a.m. EDT

Dial-in numbers:         212/676-4902 or 415/537-1987

Webcast:                       www.companyboardroom.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD

FIRST QUARTER REVENUE AND NET INCOME

- Diluted Net Income Per Share Rises to $0.33 vs. Guidance of $0.30 -

- Income from Operations Rises 58.4% to $38.8 Million -

- All Penn National Casino Properties Owned For More Than a Year Post EBITDA Gains -

- Adjusted Net Income Rises 54.8% to $14.4 Million or $0.36 Per Diluted Share -

Wyomissing, Penn., (May 1, 2003) -- Penn National Gaming, Inc. (PENN: Nasdaq) today reported record first quarter results for the period ended March 31, 2003.  The 2003 first quarter operating results exceed the EBITDA and diluted EPS guidance issued by the Company on March 14, 2003.

Net revenues for the quarter rose 46.7% to $225.2 million, compared to $153.5 million in the first quarter of 2002.  Net income and diluted per share earnings computed in accordance with generally accepted accounting principles rose to $13.2 million, or $0.33 per diluted share in the first quarter of 2003 from $4.1 million or $0.12 per diluted share in the prior year period.  First quarter 2003 EBITDA (earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on sale of assets and inclusive of earnings from joint venture), rose 58.5% to $53.1 million, from $33.5 million in the first quarter of 2002.  Income from operations in the first quarter 2003, rose 58.4% to $38.8 million, from $24.5 million in the first quarter of 2002.

Adjusted net income in the first quarter of 2003 rose 54.8% to $14.4 million, or $0.36 per diluted share, compared to adjusted net income of $9.3 million, or $0.26 per diluted share, in the first quarter of 2002.  Adjusted net income (and diluted per share earnings) exclude the change in the fair value of interest rate swaps and the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2003 and 2002.  Per share results are based on 40.3 million and 35.7 million diluted weighted average shares outstanding for the 2003 and 2002 periods, respectively, and have been adjusted to reflect the June 2002 two-for-one stock split.

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Commenting on the record results, Peter M. Carlino, Chief Executive Officer of Penn National said, “Our first quarter was an eventful period for the Company as we achieved record EBITDA and earnings ahead of the growth targets established in March, and completed the acquisition of Hollywood Casino®.

“I am delighted to report that during the first quarter every one of the Company’s casino properties that we own for more than a year — namely Charles Town, Casino Rouge, Casino Magic - Bay St. Louis, Boomtown Biloxi and our Casino Rama management contract — generated EBITDA levels ahead of those in the first quarter of 2002.  This is a significant accomplishment given the weather, global events and current state of the economy.  Our first quarter ‘same store’ EBITDA gains reflect our long-term focus on facility expansion and enhancement programs, marketing initiatives and our policy of appointing strong local management.  Additionally, many of our properties outperformed their respective markets highlighting the growing attractiveness and competitiveness of Penn National’s regional slot-driven entertainment product and our ability to distinguish our product in the market.

“During the first quarter 2003, the Company’s consolidated EBITDA margin rose to 23.5% from 21.9% as we realized operating income gains from many of our properties and initial contributions from the Hollywood Casino assets. As expected, our Pennsylvania and New Jersey racing operations were impacted by several days of inclement weather and as a result their EBITDA declined by about 20%.

“In early March we completed the acquisition of the three Hollywood Casino properties in Aurora, Tunica and Shreveport.  In the days following the completion of the transaction and on several occasions since, Kevin DeSanctis and I visited these facilities, met with local management and personnel and further refined our plans for improvements.  Our continued success with acquired properties and the EBITDA gains we are reporting highlights the potential we see for the Hollywood Casino properties and our integration activities are well underway.

“Looking forward, while we are cognizant of the many challenges facing businesses at this time, our operating results for the last several quarters suggests that the location and management of our properties will enable us to continue delivering solid operating results throughout 2003 and beyond based on the integration of the Hollywood Casino assets and the potential for slots at our Pennsylvania racetracks.  With the financings completed in conjunction with the Hollywood Casino transaction, our current capital structure is designed to provide us with the flexibility to deliver growing bottom line results while pursuing organic and external growth opportunities as we have done for the past several years.”

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Financial Guidance

The tables below set forth guidance targets for the second quarter and full year 2003 in two forms.  One presentation includes all the Penn National and Hollywood Casino properties.  As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Hollywood Casino Shreveport and Shreveport Capital Corporation, the issuers of $150 million aggregate principal amount of 13% Senior Secured Notes due 2006 and $39 million aggregate principal amount of 13% First Mortgage Notes due 2006 (together, the “Notes”), failed to make an offer to purchase the Notes as required under the indentures governing the Notes.  As a result, the second presentation excludes Hollywood Casino Shreveport.

The following major assumptions are reflected in the guidance:

•                  As a result of updated results from the Company’s asset segregation analysis, including trademarks and asset lives, the Company has determined that its original guidance over-estimated depreciation by $6.4 million including $0.35 million for Shreveport or an annual effect of $0.10 per diluted share (after tax);

•                  A re-evaluation of interest expense related primarily to capital leases for the Aurora property which has the effect of increasing expected interest expense by approximately $1 million in 2003, or an annual effect of $(0.02) per diluted share (after tax);

•                  An after tax charge of $1.3 million or $0.03 cents per diluted share (recorded in the first quarter and reflected in the full year 2003 below) for extinguishing the company’s previous credit facility and final mark to market swap adjustments at February 28, 2003;

•                  The Company’s recently entered into swap agreements totaling $375 million to set the LIBOR portion of the debt with two and three year agreements; and

•                  No material changes in economic conditions, legislative changes, other extraordinary world events or additional acquisitions.

(in millions, except per share data)	Q2 ’03 With Shreveport	Q2 ’03 Without Shreveport	Q2 ’02 Actual	Full Year ’03 With Shreveport	Full Year ’03 Without Shreveport	Full Year ’02 Actual
Total revenues	$326.0	$288.0	$165.0	$1,206.0	$1,082.0	$658
Income from operations	$49.1	$46.3	$27.2	$187.1	$180.3	$102.1
EBITDA*	$68.2	$63.0	$36.1	$258.8	$243.0	$141.4
Diluted EPS	$0.33	$0.39	$0.23	$1.31	$1.54	$0.79
Adjusted Diluted EPS#	$0.33	$0.39	$0.28	$1.34	$1.57	$1.01

*                 EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on sale of assets, and is inclusive of earnings from joint venture.

#                 Adjusted Diluted EPS is Diluted EPS excluding the change in the fair value of interest rate swaps and the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2003 and 2002.

-tables follow-

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information

(In thousands) (unaudited)

	REVENUES		EBITDA (1)
	Three Months Ended March 31,
	2003	2002	2003	2002
Charles Town Races™	$70,733	$57,097	$19,059	$14,518
Casino Rouge	29,070	26,934	9,045	7,444
Casino Magic — Bay St. Louis	26,585	22,941	6,209	4,942
Boomtown Biloxi — Biloxi	18,917	19,704	4,359	4,163
Bullwhackers (3)	6,086	—	442	—
Casino Rama Management Contract	2,699	2,399	2,494	2,193
Pennsylvania Racing/OTWs	23,418	24,822	2,907	3,584
Hollywood Casino — Aurora (4)	24,791	—	7,434	—
Hollywood Casino — Tunica (4)	10,548	—	2,216	—
Hollywood Casino — Shreveport (4) (5)	12,710	—	2,779	—
Earnings from Pennwood Racing, Inc. (New Jersey)	—	—	588	774
Corporate eliminations (2)	(347)	(432)	—	—
Corporate overhead	—	24	(4,482)	(4,076)
Total	$225,210	$153,489	$53,050	$33,542

(1)          EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on sale of assets, and is inclusive of earnings from joint venture.  EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles.  EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs. A reconciliation of GAAP income from operations to EBITDA is included in the financial schedules accompanying this release.

(2)          For intracompany transactions related to import/export simulcasting.

(3)          Bullwhackers was acquired by Penn National Gaming on April 25, 2002.

(4)          Hollywood Casino — Aurora, Hollywood Casino — Tunica and Hollywood Casino — Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.

(5)          On March 14, 2003, Penn National Gaming provided financial guidance for the first quarter and full year 2003.  In addition to providing guidance for all properties, the Company also provided guidance excluding Hollywood Casino Shreveport reflecting the fact that Hollywood Casino Shreveport and Shreveport Capital Corporation, the issuers of $150 million aggregate principal amount of 13% Senior Secured Notes due 2006 and $39 million aggregate principal amount of 13% First Mortgage Notes due 2006 (together, the “Notes”), failed to make an offer to purchase the Notes as required under the indentures governing the Notes.  The following table compares the guidance as provided on March 14, 2003 for the first quarter ended March 31, 2003 without Shreveport to the actual results for this period without Shreveport:

(in millions, except per share data) Operations without Shreveport	Q1 2003 Guidance	Q1 2003 Actual
Total revenues	$212.0	$212.5
EBITDA (1)	$49.2	$50.3
Income from Operations	$35.2	$36.8
Diluted EPS	$0.30	$0.34

-reconciliations follow-

Reconciliation of Net Income and Net Income Per Share (GAAP) to Adjusted Net Income and Per Share Earnings

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2003	2002
Net income	$13,187	$4,131

Add back:
After tax loss on change in fair values of interest rate swaps#	343	—
After tax loss on early extinguishment of debt#	851	5,151

	1,194	5,151

Adjusted net income	$14,381	$9,282

Per share data:
Diluted net income	$0.33	$0.12

Add back:
After tax loss on change in fair values of interest rate swaps#	$0.01	—
After tax loss on early extinguishment of debt#	$0.02	$0.14

	$0.03	$0.14

Adjusted diluted net income	$0.36	$0.26

#                 In the three months ended March 31, 2003 Penn National Gaming recorded pre-tax charges of $527 and $1,310 for loss on change in fair values of interest rate swaps and loss on early extinguishment of debt, respectively.  The after tax effect of the 2003 charges for change in fair values of interest rate swaps and loss on early extinguishment of debt was $343 or $0.01 per diluted share and $851 or $0.02 per diluted share, respectively.

In the three months ended March 31, 2002 Penn National Gaming recorded a pre-tax charge of $7,900 for loss on early extinguishment of debt.  The after tax effect of the 2002 charge was $5,151 or $0.14 per diluted share.

-reconciliations follow-

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended March 31, 2003

	Income from operations	Depreciation and Amortization	(Gain)/loss on sale of assets	Earnings from joint venture	EBITDA
Charles Town Races	$15,192	$3,597	$270	$—	$19,059
Casino Rouge	7,518	1,527	—	—	9,045
Casino Magic — Bay St. Louis	3,491	2,394	324	—	6,209
Boomtown Biloxi — Biloxi	3,011	1,285	63	—	4,359
Bullwhackers (1)	194	202	46	—	442
Casino Rama Management Contract	2,494	—	—	—	2,494
Pennsylvania Racing/OTWs	2,051	859	(3)	—	2,907
Earnings from Pennwood Racing, Inc.	—	—	—	588	588
Hollywood Casino — Aurora (2)	6,571	863	—	—	7,434
Hollywood Casino — Tunica (2)	1,640	576	—	—	2,216
Hollywood Casino — Shreveport (2)	1,988	791	—	—	2,779
Corporate overhead	(5,347)	735	130	—	(4,482)
Total	$38,803	$12,829	$830	$588	$53,050

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended March 31, 2002

	Income from operations	Depreciation and Amortization	(Gain)/loss on sale of assets	Earnings from joint venture	EBITDA
Charles Town Races	$12,364	$2,067	$87	$—	$14,518
Casino Rouge	6,046	1,377	21	—	7,444
Casino Magic — Bay St. Louis	3,134	1,796	12	—	4,942
Boomtown Biloxi — Biloxi	2,872	1,210	81	—	4,163
Bullwhackers (1)	—	—	—	—	—
Casino Rama Management Contract	2,193	—	—	—	2,193
Pennsylvania Racing/OTWs	2,676	908	—	—	3,584
Earnings from Pennwood Racing, Inc.	—	—	—	774	774
Hollywood Casino — Aurora (2)	—	—	—	—	—
Hollywood Casino — Tunica (2)	—	—	—	—	—
Hollywood Casino — Shreveport (2)	—	—	—	—	—
Corporate overhead	(4,784)	708	—	—	(4,076)
Total	$24,501	$8,066	$201	$774	$33,542

(1)          Bullwhackers was acquired by Penn National Gaming on April 25, 2002.

(2)          Hollywood Casino — Aurora, Hollywood Casino — Tunica and Hollywood Casino — Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.

-income statement follows-

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Summary Consolidated Statement Of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2003	2002
Revenues:
Gaming	$183,853	$113,540
Racing	25,720	27,939
Management service fee	2,699	2,399
Food, beverage and other revenue	24,633	16,365
Gross Revenues	236,905	160,243
Less: Promotional Allowances	(11,695)	(6,754)

Net Revenues	225,210	153,489

Operating Expenses:
Gaming	99,424	63,955
Racing	18,783	20,230
Food, beverage and other expenses	16,607	9,498
General and administrative	38,764	27,239
Depreciation and amortization	12,829	8,066
Total operating expenses	186,407	128,988

Income from operations	38,803	24,501

Other income (expense):
Interest expense	(16,352)	(10,792)
Interest income	434	459
Earnings from joint venture	588	774
Other	(104)	(24)
Loss on change in fair values of interest rate swaps	(527)	—
Loss on early extinguishment of debt	(1,310)	(7,924)

Total other expense	(17,271)	(17,507)

Income before income taxes	21,532	6,994

Taxes on income	8,345	2,863

Net income	$13,187	$4,131

Per share data:
Basic net income	$0.34	$0.12
Diluted net income	$0.33	$0.12

Weighted average shares outstanding
Basic	39,219	34,032
Diluted	40,280	35,736

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Reconciliation of Non-GAAP Measures to GAAP

Adjusted net income (and diluted per share earnings) is presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance, and a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure of the Company’s operating results than GAAP net income.  A reconciliation of GAAP net income and per share earnings to adjusted net income and adjusted diluted per share earnings is included in the financial schedules accompanying this release.

EBITDA or earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on sale of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles.  EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  A reconciliation of GAAP income from operations to EBITDA is included in the financial schedules accompanying this release.

Penn National is hosting a conference call and simultaneous webcast at 10:00 am EDT today, both of which are open to the general public.  The conference call number is 212/676-4902 or 415/537-1987; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions and answers will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.companyboardroom.com; allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed until May 15, by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21141361.  A replay of the call can also be accessed for thirty days on the Internet via www.companyboardroom.com.  This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Recent News” section.

Penn National Gaming owns and operates: three Hollywood Casino properties located in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana; Charles Town Races & Slots™ in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic - Bay St. Louis hotel, casino, golf

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resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: successful completion of capital projects; the activities of the Company’s competitors; the existence of attractive acquisition candidates; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new businesses; the passage of state or federal legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which the Company operates; the Company’s dependence on key personnel; the Company’s inability to realize the benefits of the integration of Hollywood Casino Corporation or any other acquired entity; the maintenance of agreements with the Company’s horsemen and pari-mutuel clerks; the impact of terrorism and other international hostilities and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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